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Exhibit 10.15

***Text Omitted and Filed Separately
Pursuant to a Confidential Treatment Request
Under C.F.R. §§ 200.80(b)(4) and Rule 406
Under the Securities Act of 1933, as amended.

LICENSE AGREEMENT

        The 1st day of September, 2006

between

Aetas Pharma Co., Ltd.,

Aetas Co., Ltd. was founded on May 23, 2000. The corporate name of Aetas Co., Ltd. has been changed to Aetas Pharma Co., Ltd. on October 1, 2004. Solely" Aetas Pharma Co., Ltd. is the Licensor hereto.

Japanese corporation

Main office:	1-13-4, Nihonbashi Muromachi, Chuo-ku, Tokyo 103-0022, Japan

—hereinafter referred to as "Licensor"—

and

NovaCardia, Inc.,

Corporation of the State of Delaware, U.S.A.

Main office:	1265 High Bluff Drive, Suite 200, San Diego, California 92130, U.S.A

—hereinafter referred to as "Licensee"—

i

PREAMBLE

WITNESSETH THAT:

        WHEREAS, Licensor has good experience in the research and development of pharmaceutical products and owns valuable technical knowledge, know-how and inventions, patentable or not, including but not limited to the proprietary pharmaceutical compound referred to as K201;

        WHEREAS, concurrently with the execution of this Agreement, Licensor is entering into a Confirmation Note with Dr. Noboru Kaneko to, among other things, expand the applicable territories and extend the term of the Patent Licensing Agreement dated May 1, 2002; and

        WHEREAS, Licensee wishes to obtain certain rights with respect to such technical knowledge, know-how and inventions, and Licensor is willing to grant to Licensee those certain rights under the terms and conditions hereinafter stipulated.

AGREEMENT

        NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants hereinafter contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

Article 1    DEFINITIONS

        For the purpose of this Agreement, the following terms shall be deemed to have the meaning given to them below, where words importing the singular number only shall include the plural number, and vice versa. Words importing persons shall include corporations and other entities:

          1.     "Affiliate" shall mean any entity controlled by, controlling, or under common control with a party hereto. For the purposes of this definition, "control" means the ability, directly or indirectly, to vote or direct the vote of 50% or more of the outstanding voting stock or participating profit interest of an entity.

          2.     "Annual Report" shall have the meaning provided in Article 6(2).

          3.     "API" shall mean the active pharmaceutical ingredient comprising the Licensed Compound, which shall only be used for making Product for intravenous (IV) administration in the Field for the Territory hereunder.

          4.     "Confidential Information" of a party means any confidential or proprietary information (including Technical Information, Licensee Improvements, any technology, know-how, patent application, test result, research study, business plan, budget, forecast or projection) relating directly or indirectly to such party or any Affiliate, predecessor or successor of such party or their respective businesses (whether prepared by such party or by any other person and whether or not in written form) that is or has been made available to the other party or any of its Affiliates or representatives.

          5.     "Confidentiality Agreement" shall mean the Confidentiality Agreement, dated as of April 7, 2005, by and between Licensor and Licensee.

          6.     "Control" shall mean, with respect to any information, patent or other intellectual property right, possession by a party of the ability (whether by ownership, license or otherwise) to grant access, a license or a sublicense to such information, patent or intellectual property right without violating the terms of any agreement or other arrangement with any Third Party.

          7.     "Effective Date" shall have the meaning provided in Article 14.

          8.     "FDA" shall mean the United States Food and Drug Administration, or any successor agency thereto having the administrative authority to regulate the marketing of human pharmaceutical products or biological therapeutic products, delivery systems and devices in the United States of America.

          9.     "Field" shall mean the treatment and/or prevention of cardiac arrhythmia including atrial fibrillation and/or [. . .***. . .] in humans.

          10.   "First Commercial Sale" shall mean, with respect to the Product in each indication within the Field, the first sale for end use or consumption of each such Product in a country after the governing health regulatory authority of such country has granted Regulatory Approval. Sale to an Affiliate or Sublicensee shall not constitute a First Commercial Sale unless the Affiliate or Sublicensee is the end user of the Product.

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          11.   "IND" shall mean an Investigational New Drug Application filed with the FDA, or the equivalent application or filing filed with any equivalent agency or governmental authority in the Territory (including any supra-national agency such as in the European Union) necessary to commence human clinical trials in such jurisdiction.

          12.   "Initial Payment Date" shall have the meaning provided in Article 3(1).

          13.   "Kaneko/Aetas Agreements and Kaneko/JT Agreements" shall mean the agreements which shall in any way be necessary for Licensor to accomplish any obligation relating to the rights as granted to Licensor for the Territory hereunder and which shall be set forth on Exhibit B hereto.

          14.   "Licensed Compound" shall mean the compound [. . .***. . .]

        [. . .***. . .]

          15.   "Licensee Improvements" shall mean any and all tangible and intangible (a) techniques, technology, practices, trade secrets, methods, skill, experience, test data and results (including chemical, physical, manufacturing, pharmacological, toxicological and clinical data and results), analytical and quality control data, results or descriptions, software and algorithms, technical knowledge, know-how and inventions, whether patentable or not, and (b) compositions of matter, cells, cell lines, assays, animal models and physical, biological or chemical material, which Licensee Controls as of the Effective Date or during the Term and which are necessary or useful for the research, development, manufacture, use, sale, offer for sale or import of the Licensed Compound or Products or is otherwise necessary or useful to practice the Patents.

          16.   "Licensee Indemnitee" shall have the meaning provided in Article 19(1).

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          17.   "Licensor Indemnitee" shall have the meaning provided in Article 19(2).

          18.   "NDA" shall mean a New Drug Application (as more fully defined in 21 C.F.R. 314.5 et seq.) and all amendments and supplements thereto filed with the FDA, or the equivalent application filed with any equivalent agency or governmental authority in the Territory (including any supra-national agency such as in the European Union), including all documents, data, and other information concerning a pharmaceutical product which are necessary for gaining Regulatory Approval to market and sell such pharmaceutical product.

          19.   "Net Sales" shall mean the gross amounts invoiced by Licensee and its Affiliates and Sublicensees for sales of Products to Third Parties that are not Affiliates or Sublicensees of the selling party (unless such Affiliate or Sublicensee is the end user of such Product, in which case the amount billed therefor shall be deemed to be the amount that would be billed to a Third Party end user in an arm's-length transaction), less the following items, as allocable to such Product (if not previously deducted from the amount invoiced):

                i.  trade discounts, credits or allowances, including without limitation, credits or allowances granted upon returns, rejections or recalls, discounts provided by means of chargebacks, rebates and administrative fees charged by customers or health care organizations determined based upon sales;

               ii.  freight, shipping and insurance charges;

              iii.  taxes, duties or other governmental tariffs (other than income taxes); and

              iv.  rebates, discounts or other payments on sales of Products that are mandated by the government.

        As used below, the term "Combination Product" means any Product sold in combination with any other active pharmaceutical ingredient(s) that is not part of such Product (whether packaged together or provided in the same therapeutic formulation). In the event a Product is sold as part of a Combination Product, the Net Sales from the Combination Product, for the purposes of determining royalty payments, shall be determined by multiplying the Net

Sales of the Combination Product by the fraction, A/A+B where A is the average sale price of such Product when sold separately in finished form and B is the average sale price of the other active pharmaceutical ingredient(s) in the Combination Product sold separately in finished form.

        In the event that the average sale price of the Product can be determined but the average sale price of the other active pharmaceutical ingredient(s) in the Combination Product cannot be determined, Net Sales for purposes of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination Product by the fraction C/D where C is the selling party's average sales price of the Product and D is the average selling price of the Combination Product. If the average sale price of the other active pharmaceutical ingredient(s) can be determined but the average price of the Product, as applicable, cannot be determined, Net Sales for purposes of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination Product by the following formula: one minus C/D where C is the average selling price of the other product(s) and D is the average selling price of the Combination Product.

        In the event that the average sales price of both the Product, as applicable, and the other active pharmaceutical ingredient(s) in the Combination Product cannot be determined, the Net Sales of the Product shall be negotiated in good faith by the parties. In the event that Net Sales for purposes of determining royalty payments for the Product shall be less than [. . .***. . .] of the Net Sales of the Combination Product, Licensee shall seek Licensor's prior written approval for any reduction below such threshold, which approval shall not be unreasonably withheld.

          20.   "Patents" shall mean any and all patent applications and patents that Licensor Controls as of the Effective Date or during the Term, which would, but for the grant of rights to practice such patent applications or patents, be infringed by the manufacture, use, sale, offer for sale or import of Products or API in the Territory in the Field for intravenous (IV) administration, including, without limitation, any substitutions, extensions, registrations, confirmations, reissues, re-examinations, renewals and similar filings with respect to any patent and any provisionals, converted provisionals, continued

  ***Confidential Treatment Requested

  prosecution applications, continuations, divisionals and continuations-in-part of any patent application. The Patents as of the Effective Date are set forth on Exhibit A, which Patents may be added by mutual agreement from time to time to Exhibit A as may be arising out of any result relating to the Product or API made by Licensor hereunder.

          21.   "Phase 1 Clinical Trial" shall mean a human clinical trial that would satisfy the requirements for a Phase 1 study as defined in 21 C.F.R. 312.21(a) (or its successor regulation), or similar.

          22.   "Phase 2 Clinical Trial" shall mean a human clinical trial that would satisfy the requirements for a Phase 2 study as defined in 21 C.F.R. 312.21(b) (or its successor regulation), or similar.

          23.   "Phase 3 Clinical Trial" shall mean a human clinical trial that would satisfy the requirements for a Phase 3 study as defined in 21 C.F.R. 312.21(c) (or its successor regulation), or similar.

          24.   "Pivotal Trial" shall mean a human clinical trial of a Product which, upon completion, would be sufficient (along with data from any previously completed studies of the Product) to enable submission of an NDA to the FDA for the purpose of obtaining Regulatory Approval to market and sell the Product.

          25.   "Products" shall mean any and all pharmaceutical product formulations for intravenous (IV) administration in the Field for the Territory containing the Licensed Compound as an active ingredient.

          26.   "Regulatory Approval" shall mean any and all approvals (including price and reimbursement approvals, if required), licenses, registrations, or authorizations of any country, federal, supranational, state or local regulatory agency, department, bureau or other government entity that are necessary for the manufacture, use, storage, import, transport and/or sale of a Product in such jurisdiction.

          27.   "Royalty Term" shall mean, in the case of the Product in each indication within the Field, in any country, the period of time commencing on the First Commercial Sale in such country and ending upon the later of (a) ten (10) years after the date of First

  Commercial Sale in such country, or (b) the expiration of the last to expire Valid Claim claiming the sale of such Product in such country.

          28.   "Subject Right" shall mean (a) any license or other right to the Licensed Compound, Products, Patents and Technical Information for any or all other cardiac uses outside of the Field, and/or (b) any license or other right to the Licensed Compound, Patents and Technical Information for pharmaceutical product formulations for any or all routes of administration (other than intravenous (IV) administration), including, but not limited to, per os (PO), sublingual, transdermal, intramuscular, subcutaneous and inhaled administrations, for any or all uses.

          29.   "Sublicensee" shall mean a Third Party to whom Licensee or any of its Affiliates has granted a sublicense under the Technology to develop, make, have made, use, sell, offer for sale or import Products, beyond the mere right to purchase Product from Licensee or its Affiliates.

          30.   "Technical Information" shall mean any and all tangible and intangible (a) techniques, technology, practices, trade secrets, methods, skill, experience, test data and results (including chemical, physical, manufacturing, pharmacological, toxicological and clinical data and results), analytical and quality control data, results or descriptions, software and algorithms, technical knowledge, know-how and inventions, whether patentable or not, and (b) compositions of matter, cells, cell lines, assays, animal models and physical, biological or chemical material, which Licensor Controls as of the Effective Date or during the Term and which are necessary or useful for the research, development, manufacture, use, sale, offer for sale or import of the Licensed Compound or Products in the Territory or is otherwise necessary or useful to practice the Patents in the Territory.

          31.   "Technology" shall mean all rights in and to the Patents and Technical Information.

          32.   "Term" shall have the meaning provided in Article 14.

          33.   "Territory" shall mean worldwide with the exception of Japan and the following Asian countries:

  People's Republic of China, Republic of Korea, Republic of China (Taiwan), Republic of Indonesia, Kingdom of Cambodia, Republic of Singapore, Kingdom of Thailand, Republic of the Philippines, Brunei Darussalam, Socialist Republic of Viet Nam, Malaysia, Union of Myanmar, Lao People's Democratic Republic, The Democratic Republic of Timor-Leste, Islamic Republic of Pakistan, India, and People's Republic of Bangladesh.

          34.   "Third Party" shall mean any entity other than Licensor or Licensee or an Affiliate of Licensor or Licensee.

          35.   "Third Party Patent License(s)" shall have the meaning provided in Article 4(3).

          36.   "Valid Claim" shall mean an unexpired claim of an issued patent within the Patents which has not been found to be unpatentable, invalid or unenforceable by a court or other authority in the subject country, from which decision no appeal is taken or can be taken.

Article 2    GRANTS

        1.     Licensor hereby grants to Licensee an exclusive license during the Term, with the right to sublicense conditioned by Licensor's prior written approval, which will not be unreasonably withheld or delayed, under the Technology, to develop, make, have made, use, sell, offer for sale and import Products in the Field in the Territory. Licensor also grants to Licensee an exclusive license during the Term, under the Technology, to develop, make, have made, use and import API in the Field in the Territory and to sell and offer for sale API to Sublicensees (but not any other Third Party) in the Field in the Territory. The foregoing right to API is subject to Article 9 hereof.

        2.     Licensee hereby agrees to use its commercially reasonable efforts to develop, register and market Product, as it makes for its products having a similar market potential, in any country of the Territory to maximize the potential of Product. For the purpose hereof, Licensee shall have material obligations in the development to; i) [. . .***. . .] from the Effective Date, and ii) [. . .***. . .] from the Effective Date.

***Confidential Treatment Requested

        3.     Any sublicense granted by Licensee shall include substantially the same definitions and provisions on Licensee obligations, including but not limited to commercially reasonable efforts, confidentiality, publicity, reporting requirements, representation and warrantees as are agreed to in this Agreement, and such other provisions as are needed to enable Licensee to comply with this Agreement. If requested by Licensor, Licensee shall promptly provide Licensor with a term sheet of the concluded sublicense agreement for evidencing the foregoing compliance. Licensee shall remain responsible for the performance of all Sublicensees under any such sublicense as if such performance were carried out by Licensee itself, including, without limitation, the payment of any royalties or other payments provided for hereunder. A breach of this provision shall constitute a material breach by Licensee.

Article 3    TECHNICAL ASSISTANCE OF LICENSOR; RESEARCH

        1.     Licensor shall furnish Licensee with all Technical Information promptly after the payment by Licensee of the initial fee in the amount of US$1,000,000 (the "Initial Payment Date") stipulated in Article 4(1)(i)(a) of this Agreement. Licensor agrees that promptly after the Effective Date it shall furnish Licensee with the Technical Information which Licensor estimates would be necessary for Licensee to prepare an IND and is available to Licensor. In the interpretation of this Article 3(1), the information previously disclosed by Licensor to Licensee in accordance with the Confidentiality Agreement shall be considered to be Technical Information furnished to Licensee under this Agreement; provided, however, that Licensor agrees to furnish Licensee with any additional Technical Information not so furnished under the Confidentiality Agreement promptly after the Initial Payment Date. In addition, from time to time after the Initial Payment Date, Licensor shall furnish Licensee with any additional Technical Information which it develops or discovers.

        2.     Licensor shall, at its own expense, furnish Licensee with one copy, in Japanese (which Licensee may translate into English), of technical data, formulas, specifications and any other materials within the scope of the Technical Information, and shall answer inquiries to be raised by Licensee to the extent as reasonably available to

Licensor. Moreover, during the initial [. . .***. . .] period after Licensor has furnished Licensee the Technical Information pursuant to Article 3(1) above, Licensor shall provide Licensee, at no cost to Licensee, reasonable technical assistance relating to the use of the Patents and Technical Information by Licensee solely to the extent permitted under the license granted to Licensee under Article 2. In the event Licensee requires technical assistance after such time, Licensee shall pay Licensor at a rate of [. . .***. . .] per hour for any such additional technical assistance.

        3.     Recognizing the rights as granted to Licensee under Article 2, supply of any material including but not limited to API and Products necessary for gaining the Regulatory Approval and marketing the Product by Licensee hereunder shall make available under Licensee's sole responsibility. Notwithstanding the foregoing in this Article 3(3), both parties shall discuss in good faith and agreed upon any appropriate arrangements, where Licensor may supply Licensee, at reasonable consideration, with samples for clinical testing and bulk materials of the Products for the research and development of formulations for iv administration. In the event that Licensor is unable to supply such samples or materials of the Product appropriately, Licensor may use its commercially reasonable efforts to assist Licensee at Licensee's expenses to find any contract-manufacturer for Licensee.

        4.     All provisions under this Article 3 is subject to Article 8(5). Details of the assistance by Licensor to Licensee under this Article 3(3) may as necessary be discussed in good faith, agreed upon between the parties and set forth in a memorandum separately.

Article 4    FEES AND ROYALTIES

        In consideration of the rights and the technical assistance herein granted and rendered to Licensee, Licensee shall pay to Licensor the following fees and royalties:

          1.     Fees. Licensee shall following the occurrence of each of the events below, pay to Licensor the fees or milestone payments set forth below:

            i.      Upfront License Fees:

              a.     US$1,000,000 upon the signing of this Agreement (initial fee). US$[. . .***. . .] upon [. . .***. . .] for

      ***Confidential Treatment Requested

      the Product in the Field in the Territory, except that if this milestone event does not occur [. . .***. . .] following the Effective Date, Licensee shall pay Licensor [. . .***. . .] of this milestone payment on the date that is [. . .***. . .] following the Effective Date and shall pay Licensor [. . .***. . .]% of this milestone payment on the earlier of the occurrence of this milestone event or [. . .***. . .] following the date the [. . .***. . .]% of the milestone payment is paid. Licensee shall first develop and market Product in the indication of atrial fibrillation according to the time schedule attached hereto as Exhibit D, which indication within the Field and/or schedule may be changed or amended by mutual agreement.

            ii.     Milestone Schedule, [. . .***. . .]:

              a.     US$[. . .***. . .] upon the [. . .***. . .] of the Product in the Territory except that if this milestone event does not occur by [. . .***. . .] following [. . .***. . .] for the Product in the Field in the Territory, Licensee shall pay Licensor [. . .***. . .]% of this milestone payment on the date that is [. . .***. . .] following [. . .***. . .] for the Product in the Field in the Territory and shall pay Licensor [. . .***. . .]% of this milestone payment on the earlier of the occurrence of this milestone event or [. . .***. . .] following the date the [. . .***. . .]% of this milestone payment is paid

              b.     US$[. . .***. . .] upon [. . .***. . .] for a Product in the Territory, except that if this milestone event does not occur by [. . .***. . .] following [. . .***. . .]

      ***Confidential Treatment Requested

      [. . .***. . .] of the Product in the Territory, Licensee shall pay Licensor [. . .***. . .]% of this milestone payment on the date that is [. . .***. . .] following [. . .***. . .] for the Product in the Field in the Territory and shall pay Licensor [. . .***. . .]% of the milestone payment on the earlier of the occurrence of this milestone event or [. . .***. . .] following the date the [. . .***. . .]% of this milestone payment is paid

              c.     US$[. . .***. . .] upon [. . .***. . .] for a Product in the Territory

            iii.    Milestone Schedule, [. . .***. . .]:

              a.     US$[. . .***. . .] upon the [. . .***. . .] of the Product in the Territory

              b.     US$[. . .***. . .] upon [. . .***. . .] of the Product in the Territory

              c.     US$[. . .***. . .] upon [. . .***. . .] for a Product in the Territory

              d.     US$[. . .***. . .] upon [. . .***. . .] for a Product in the Territory

              e.     When Licensee determines that there is [. . .***. . .], Licensee shall notify Licensor and the parties shall discuss in good faith [. . .***. . .].

Each of the payments described in this Article 4(1) shall be made [. . .***. . .] with respect to the achievement of the specified event, and shall be payable [. . .***. . .] such event occurs.

          2.     Royalties. Licensee shall pay to Licensor royalties on Net Sales of Products on a Product-by-Product and country-by-country basis for the Royalty Term in the Territory:

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            a.     [. . .***. . .]% of total annual Net Sales of all Products in the Territory of up to and including US$[. . .***. . .]; and

            b.     [. . .***. . .]% of total annual Net Sales of all Products in the Territory exceeding US$[. . .***. . .]

        For the countries when and where no Valid Claim exists, the above royalty rates shall be the rate of [. . .***. . .] percent ([. . .***. . .]%) of the rate set forth above. For purposes of calculating royalties Net Sales in any applicable country shall be discounted by [. . .***. . .] percent ([. . .***. . .]%) and then included in the calculation under above.

          3.     If Licensee or any of its Affiliates or Sublicensees is required to obtain one or more licenses under an issued Patent from any Third Party to develop, make, have made, use, import, offer to sell and/or sell a Product in a particular country ("Third Party Patent License(s)"), Licensee shall first so notify Licensor and then both parties shall discuss in good faith whether or how to obtain a license of such Third Party patent. If Licensee determines that such Third Party patent is required as described above, subject to Licensor's prior written agreement, which shall not be unreasonably withheld, [. . .***. . .] percent ([. . .***. . .]%) of any royalties actually paid by Licensee or its Affiliate or Sublicensee under such Third Party Patent License(s) with respect to the sale of such Product in such country shall be credited against the royalty payments to be paid to Licensor by Licensee with respect to the sale of such Product in such country. In any calendar year, such credit shall in no event be more than [. . .***. . .] percent ([. . .***. . .]%) of the royalty payments to be paid to Licensor by Licensee with respect to the sale of such Product in such country.

          4.     All payments by Licensee of the payments set forth on Exhibit C hereto as provided in Article 8(4) shall be deducted from any payments due to Licensor under this Article 4.

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Article 5    METHOD OF PAYMENT OF FEES AND ROYALTIES

        1.     As for the fees in Article 4(1), Licensee shall pay to Licensor the respective fee in U.S. currency within [. . .***. . .] from the day when the cause of payment for such fee occurs.

        2.     As for the royalties in Article 4(2), Licensee shall, within 60 days after the end of each fiscal half year period of Licensee, (i) deliver to Licensor a statement with respect to the fiscal half year period last ended which shall set forth in writing the Net Sales of Products for such period and a calculation of the royalties which shall have accrued during that period in accordance with the applicable stipulations of this Agreement, each in sufficient detail to permit confirmation of the information contained therein and (ii) pay to Licensor the royalties in U.S. currency which shall have accrued during that period.

        3.     When conversion of payments from any foreign currency is required, such conversion shall be at an exchange rate equal to the weighted average of the rates of exchange for the currency of the country from which the payments are payable as published by The Wall Street Journal, Western U.S. Edition, during the period for which a payment is due. All payments owed under this Agreement shall be made by wire transfer in immediately available funds to a bank and account designated in writing by Licensor, unless otherwise specified in writing by Licensor.

        4.     All fees and royalties arising from this Agreement shall be remitted to such bank or banks in Japan as Licensor shall from time to time designate without deduction of any kind except necessary deductions required by the provisions of any tax treaty now or hereafter enforced between Japan and the U.S.A. or other law or regulation applicable to payments by Licensee to Licensor under this Agreement with which Licensee is required to comply, in which case Licensee shall (a) deduct such necessary taxes from the payment made to Licensor, (b) timely pay the taxes to the proper U.S. governmental authority, and (c) send Licensor proper evidence of the payment of such taxes to the U.S. governmental authority within 30 days following such payment.

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Article 6    ACCESS TO RECORDS; ANNUAL REPORTS

        1.     Licensee shall keep and shall make Sublicensees keep full, complete and accurate books and records of account necessary for the computation of royalties stipulated herein to be paid during the Term and up to [. . .***. . .] years after the termination thereof for any reason whatsoever, and shall permit and make Sublicensees permit an independent accounting firm designated by Licensor to examine such books and records of account to the extent necessary to enable Licensor to determine the accuracy or inaccuracy of any statement of royalty payment delivered or made by Licensee hereunder for a period covering not more than the [. . .***. . .] years preceding the date of such audit. Such audits may be exercised during normal business hours upon reasonable prior written notice to Licensee, and Licensor shall have the right to conduct one such audit per year. Licensor shall bear the full cost of such audit unless such audit discloses an underpayment by Licensee of more than 10% of the amount of royalties due under this Agreement, in which case, Licensee shall bear the full cost of such audit and shall promptly remit to Licensor the amount of any underpayment. In the event such audit discloses an overpayment by Licensee, the amount of any overpayment shall be applied to any royalty payments due hereunder for the period immediately following such disclosure of overpayment.

        2.     Licensee shall prepare, and deliver to Licensor no later than 60 days after year end (with the first report delivered in 2007), a reasonably detailed written summary report of the results and progress of their research relating to the Licensed Compound and/or Products during such previous year ("Annual Report"). For a period of 30 days after the receipt of Licensee's Annual Report, Licensor shall be afforded the opportunity make reasonable inquires of Licensor regarding the contents of such Annual Report.

Article 7    CONFIDENTIAL INFORMATION

        1.     Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the parties, the parties agree that, during the Term and for [. . .***. . .] years thereafter, each party shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as expressly set forth in this

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Agreement any Confidential Information furnished to it by the other party pursuant to this Agreement. Each party shall promptly notify the other upon discovery of any unauthorized use or disclosure of the Confidential Information of the other party. In the event that Confidential Information of a party is divulged willfully or negligently by the other party or by such other party's officers, employees, Affiliates, Sublicensees or subcontractors, who are given access to such Confidential Information, such other party shall be liable for any damages incurred by the party whose Confidential Information has been divulged that was caused by such divulgence.

        2.     The obligations imposed by this Article 7 shall not apply with respect to any Confidential Information:

          i.      which is publicly known or available for public use at the time when furnished by the disclosing party;

          ii.     which is already in the receiving party's possession at the time when furnished by the disclosing party, as evidenced by the receiving party's written records;

          iii.    which became publicly known or available for public use after it was furnished by the disclosing party for reasons not attributable to the receiving party;

          iv.    which the receiving party can properly demonstrate with written evidence has been legally obtained by receiving party, without a confidentiality obligation, from a Third Party having the authority to disclose such Confidential Information; or

          v.     which is independently discovered or developed by the receiving party without use of the Confidential Information belonging to the disclosing party as evidenced by the receiving party's written records.

        3.     Each party may disclose Confidential Information of the other party to the extent such disclosure is reasonably necessary in the following instances:

          i.      filing or prosecuting Patents as permitted by this Agreement;

          ii.     regulatory filings for Products Licensee has a right to develop hereunder;

          iii.    prosecuting or defending litigation as permitted by this Agreement;

          iv.    complying with applicable court orders or governmental regulations; and

          v.     disclosures to Affiliates, Sublicensees, employees, consultants, agents, subcontractors or other Third Parties, in connection with due diligence or similar investigations by such Third Parties, and disclosure to potential Third Party investors in confidential financing documents, provided, in each case, that any such Affiliate, Sublicensee, employee, consultant, agent, subcontractor or Third Party agrees to be bound by terms of confidentiality and non-use comparable in scope to those set forth in this Article 7.

        4.     Notwithstanding the foregoing, in the event a party is required to make a disclosure of the other party's Confidential Information pursuant to Article 7(3)(iii) or (iv), it shall, except where impracticable, give reasonable advance notice to the other party of such disclosure and use efforts to secure confidential treatment of such information at least as diligent as such party would use to protect its own confidential information. The parties shall consult with each other on the provisions of this Agreement to be redacted in any filings made by the parties with the Unites States Securities and Exchange Commission or as otherwise required by law.

        5.     Each party to this Agreement recognizes that the publication of papers regarding results of and other information regarding the research and development of Products by Licensee or its Affiliates or Sublicensees in the Territory or by Licensor or its Affiliates or licensees outside the Territory, including oral presentations and abstracts, may be beneficial to both parties provided such publications are subject to reasonable controls to protect Confidential Information, intellectual property rights and the integrity of clinical studies. Accordingly, the parties shall agree in good faith on a publication strategy for prompt review and comment by a party on any material proposed for disclosure or publication by the other party, such as by oral presentation, manuscript or abstract, which utilizes data generated from the research and development of Products and/or includes Confidential Information, with the objective of protecting Confidential Information and allowing a party to file appropriate patent applications.

Article 8    REPRESENTATIONS AND WARRANTIES; KANEKO/AETAS AGREEMENTS, AND KANEKO/JT AGREEMENTS; COVENANTS; DISCLAIMER; LIMITATION OF LIABILITY

        1.     Each party represents and warrants to the other that: (a) it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof; (b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action; and (c) this Agreement is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

        2.     Licensor represents and warrants to Licensee that, as of the Effective Date,

          i.      the Technology is owned by Licensor or licensed to Licensor pursuant to the Kaneko/Aetas and Kaneko/JT Agreements, and the rights to grant any license to be granted to Licensee hereunder is rightfully owned by Licensor;

          ii.     Licensor has provided Licensee copies of the Kaneko/Aetas Agreements and Kaneko/JT Agreements, which are true and complete copies (except for financial terms that are not necessary for Licensee to know), and all of the Kaneko/Aetas Agreements and Kaneko/JT Agreements are in full force and effect in accordance with their respective terms, and there are no agreements to which Licensor or, to the best of Licensor's knowledge, Dr. Kaneko, is a party relating to the Licensed Compound or Products in the Field in the Territory, other than the Kaneko/Aetas Agreements and Kaneko/JT Agreements;

          iii.    Licensor has not breached the Kaneko/Aetas Agreements

referenced in Section 1 of Exhibit B and, to the best of Licensor's knowledge, no party to any Kaneko/Aetas Agreements or Kaneko/JT Agreements other than Licensor has breached any Kaneko/Aetas Agreements or Kaneko/JT Agreements to which it is a party, and there is no basis for termination of any of the Kaneko/Aetas Agreements or Kaneko/JT Agreements;

          iv.    as far as it is aware, there are no current oppositions or interferences relating to the Patents;

          v.     it is not aware of any infringement by any Third Party of any of the Patents;

          vi.    it has not granted, licensed or assigned any rights of any nature in or to the Technology in the Field in the Territory to any Third Party nor has it granted any right to call for license(s), assignment(s), charge(s) or security in respect of the Technology in the Field in the Territory;

          vii.   except as set forth on Exhibit C hereto (for which payments Aetas is responsible), to the best of its knowledge, there is no royalty or other license payment obligations to any Third Party with respect to the research, development, manufacture, use or sale of any Product in the Field in the Territory;

          viii.  it has received no notice of infringement or misappropriation of any alleged rights asserted by any Third Party in relation to the Licensed Compound or the Technology in the Territory; and

          ix.    it has furnished Licensee with a list, to the best of its knowledge, of all third parties to whom the Licensed Compound has been previously provided, either by Licensor or Dr. Kaneko, and whether the Licensed Compound was provided pursuant to a materials transfer agreement or similar agreement.

        3.     Licensor agrees that it shall not amend, modify or terminate any of the Kaneko/Aetas Agreements or waive any of its rights under any such agreements in any manner that would adversely affect Licensee's rights under this Agreement without Licensee's prior written consent. Licensor shall timely properly perform all obligations of Licensor under the Kaneko/Aetas Agreements at its sole responsibility; provided, however, that if Licensor fails to make any payment set forth on Schedule C, Licensee shall be entitled to make such payment on behalf of Licensor. Licensor shall exercise any of its rights under the Kaneko/Aetas Agreements without conflicting with the terms of this Agreement. Licensor further agrees to take all steps reasonably necessary or requested by Licensee to permit Licensee to exercise or enforce Licensor's rights under the Kaneko/Aetas Agreements. Licensor shall promptly provide Licensee with copies of all notifications and communications with respect to matters under the Related Agreements that would have a material effect on Licensee.

        4.     Licensor agrees to use commercially reasonable efforts not to provide Licensed Compound to Third Parties, other than those that have a need to have Licensed Compound as licensees or Third Party contractors of Licensor and are provided the Licensed Compound pursuant to a material transfer agreement of reasonable scope and duration.

        5.     EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 8 (1), (2), (3) and, (4) THE TECHNOLOGY, INTELLECTUAL PROPERTY RIGHTS AND MATERIALS PROVIDED BY EACH PARTY HEREUNDER (INCLUDING BUT NOT LIMITED TO ANY TECHNICAL ASSISTANCE GIVEN UNDER ARTICLE 3, THE TECHNICAL INFORMATION AND THE PATENTS) ARE PROVIDED "AS IS" AND EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES, IN ALL CASES WITH RESPECT THERETO. Licensee has carefully reviewed and grasped all Technical Information as disclosed by Licensor prior to the Effective Date. It is further agreed by Licensee that Licensor and JT expressly disclaims any and all warranties with respect the Technical Information generated and supplied by JT and Licensee shall place any responsibility for any defect of such Technical Information neither on Licensor nor JT. Without limiting Licensor's obligations under this Agreement, including obligations under Article 3, additional technical information, data and work as required for Licensee to get any Regulatory Approval shall be made by Licensee at its own responsibility and expense.

        6.     NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER. This Article 8(6) does not limit either party's indemnification obligations under Article 19 for any damages required to be paid to a Third Party as part of a claim, demand, action or proceeding subject to indemnification under Article 19. Notwithstanding the above, a party may be liable for actual, special, indirect or consequential damages (but not for punitive damages) sustained by the other party as a result of breach by such first party of the confidentiality provisions of Article 7.

Article 9    MANUFACTURING

        With respect to the license as granted to Licensee under Article 2 to make and have made API and Product, both parties expressly agree as follows:

        1.     The API either directly or indirectly made by Licensee shall be used solely for preparing the Products hereunder. The API shall not be made for the purpose other than for gaining Regulatory Approval and for making Product hereunder.

        2.     Licensee shall by no means sell API to any Third Party (other than a Sublicensee as provided in Section 4 of this Article 9) either by itself or through its Affiliate.

        3.     For making API and/or Product, if Licensee intends to use a toll-manufacturer, [. . .***. . .], which [. . .***. . .] Licensee informs Licensor of its intention to use such toll-manufacturer.

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        4.     For making Product by any Sublicensee because of any regulation or other reasons, if Licensee intends to sell API to such Sublicensee, Licensee shall first inform Licensor [. . .***. . .].

Article 10    GRANT BACK BY LICENSEE

        Licensee hereby agrees, during the Term, to furnish Licensor with any and all Licensee Improvements. Licensee hereby grants to Licensor an exclusive, royalty-free, fully paid license during the Term, with the right to sublicense subject to Licensee's prior approval which will not be unreasonably withheld or delayed, to practice the Licensee Improvements which Licensee Controls during the Term only for use with Licensed Compounds and/or Products in the Field outside the Territory.

Article 11    INTELLECTUAL PROPERTY

        Inventorship of inventions shall be determined in accordance with the rules of inventorship under United States patent laws. Licensor shall own all inventions conceived of and reduced to practice solely by its employees and contractors, and all intellectual property rights in such inventions. Licensee shall own all inventions conceived of and reduced to practice solely by its employees and contractors, and all intellectual property rights in such inventions.

Article 12    PATENT

        1.     Patent Prosecution and Maintenance.

          i.      Licensor shall be responsible for the preparation, filing, prosecution and maintenance of the Patents at its sole expense. Licensor shall consider in good faith the requests and suggestions of Licensee with respect to strategies for filing and prosecuting such Patents in the Territory. Licensor shall keep Licensee informed of progress with regard to the preparation, filing, prosecution and maintenance of Patents in the Territory. In the event that Licensor desires to abandon any Patent in the Territory

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claiming the manufacture, use or sale of a Product being developed or commercialized by or on behalf of Licensee pursuant to a license granted under Article 2, Licensor shall provide reasonable prior written notice to Licensee of such intention to abandon (which notice shall, in any event, be given no later than sixty (60) days prior to the next deadline for any action that may be taken with respect to such Patent with the U.S. Patent & Trademark Office or any foreign patent office) and provide Licensee an opportunity to discuss with Licensor the possibility of assuming responsibility in such Licensee's name for such Patent, provided that any such assumption of responsibility by Licensee shall be subject to the prior written consent of Licensor, which shall not be unreasonably withheld or delayed.

        2.     Each party agrees to cooperate fully in the preparation, filing, prosecution and maintenance of any patents and patent applications under this Agreement and in the obtaining and maintenance of any patent extensions, supplementary protection certificates and the like with respect to any patent claiming a Product being developed or commercialized by Licensee in accordance with this Agreement.

        3.     Licensor and Licensee shall promptly notify the other in writing of any alleged or threatened infringement of any Patent of which they become aware. Both parties shall use their commercially reasonable efforts in cooperating with each other to terminate such infringement without litigation.

          i.      Licensor shall have the sole right, at its election, to bring and control any action or proceeding with respect to infringement of any Patent outside the Territory at its own expense and by counsel of its own choice. Licensor shall have the first right, at its election, to bring and control any action or proceeding with respect to infringement of any Patent in the Territory at its own expense and by counsel of its own choice. With respect to infringement of any Patent that is likely to have a material adverse effect on any Product being developed or commercialized by Licensee, its Affiliates or its Sublicensees pursuant to a license granted under Article 2, Licensee shall have the right, at its own expense, to be represented in any such action by counsel of its own choice, and if Licensor fails to bring an action or proceeding within (a) sixty (60)

days following the notice of alleged infringement or (b) ten (10) days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, Licensee shall have the right, but not the obligation, to bring and control any such action at its own expense and by counsel of its own choice, and Licensor shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

          ii.     In the event a party brings an infringement action in accordance with this Article 11(4), the other party shall cooperate fully, including, if required to bring such action, the furnishing of a power of attorney or being named as a party. Neither party shall have the right to settle any patent infringement litigation under this Article 11(4) relating to any Patent claiming the manufacture, use or sale of a Product being developed or commercialized by Licensee or its Affiliate or Sublicensee in the Territory pursuant to the license granted under Article 2 without the prior written consent of such other party. Except as otherwise agreed to by the parties as part of a cost-sharing arrangement, any recovery realized as a result of such litigation, after reimbursement of any litigation expenses of Licensor and Licensee, shall be retained by the party that brought and controlled such litigation for purposes of this Agreement, except that any recovery realized by Licensee as a result of such litigation, after reimbursement of the parties' litigation expenses, shall be shared by the parties based on the relative economic interests of the parties in the profits from the sale of Products in the Field in the Territory.

        4.     Each party shall promptly notify the other in writing of any allegation by a Third Party that the activity of either of the parties pursuant to this Agreement infringes or may infringe the intellectual property rights of such Third Party. Licensor shall have the sole right to control any defense of any such claim involving alleged infringement of Third Party rights by Licensor's activities at its own expense and by counsel of its own choice, and Licensee shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. Licensee shall have the sole right to control any defense of any such claim involving alleged infringement of Third Party rights by Licensee's activities at its own expense and by counsel of its own choice, and Licensor shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. Neither party shall have the right to settle any patent infringement litigation under this Article 11(5) in a manner that diminishes the rights or interests of the other party without the written consent of such other party (which shall not be unreasonably delayed or withheld).

        5.     Licensee hereby covenants, on behalf of itself and its Affiliates, that [. . .***. . .].

Article 13    FORCE MAJEURE

        Notwithstanding anything elsewhere in this Agreement to the contrary, neither party hereto shall be liable to the other party for any losses or damages attributable to a default in or breach of this Agreement by reason of any event beyond such party's reasonable control including but not limited to strike, fire, explosion, earthquake, flood, pestilence, or other natural force, riot, war, civil unrest, accident, destruction, acts of God, acts of Government, any lack or failure of transportation facilities, any lack or failure of supply of raw materials, or any other event similar to those enumerated above. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the party has not caused such event(s) to occur. Notice of a party's failure or delay in performance due to force majeure must be given to the other party within ten (10) days after its occurrence. All delivery or payment dates under this Agreement that have been affected by force majeure shall be tolled for the duration of such force majeure. In no event shall any party be required to prevent or settle any labor disturbance or dispute. Notwithstanding the foregoing, should the event(s) of force majeure suffered by a party extend beyond a three (3)-month period, the other party may then terminate this Agreement by written notice to the non-performing party, with the consequences of such termination as set forth in Article 17. Any suspension of performance by reason of this Article 11 shall not affect the running of the Term.

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Article 14    TERM

        This Agreement shall be valid and in full force and effect, unless sooner terminated in accordance with the relevant stipulations of this Agreement, from the date first above written (the "Effective Date") until the expiration of the last Royalty Term for all of the Products with respect to which Licensee has a license under Article 2 (the "Term"). As to each Product, after the Royalty Term expires for such Product (but not in the case of early termination by Licensor under Article 13, Article 15 or Article 16(2), or by Licensee under Article 16 (3)), the license granted under Article 2 for such Product in each country in the Territory, shall become fully paid, royalty free, perpetual and irrevocable and non-exclusive only for use with Licensed Compound and/or Products in the Field in the Territory. With respect to the license to Licensee Improvements granted in Article 10, upon the expiration of the Term (but not in the case of early termination by Licensee under Article 15 or Article 16(2)), such license shall become perpetual and irrevocable and non-exclusive, as to Licensor, only for use with Licensed Compound and/or Products in the Field outside the Territory.

Article 15    EARLY TERMINATION UPON DEFAULT

        In the event of a default under any of the material obligations of this Agreement by either party hereto, the party not in default may terminate this Agreement by serving sixty (60) days' written notice to such effect upon the defaulting party, setting forth the particulars with respect to the default relied upon to effect termination. In the event that the default specified in such notice is not cured within such sixty (60)-day period, then upon the expiration of said sixty (60)-day cure period this Agreement may be terminated by the non-defaulting party upon written notice to the defaulting party without any prejudice to the losses and damages caused by the breach of this Agreement; provided, however, that when the question of the existence of such default shall have been submitted for resolution in accordance with Article 21 of this Agreement, the running of said sixty (60)-day period shall be suspended during the pendency of such resolution process.

Article 16    EARLY TERMINATION FOR OTHER REASONS

        1.     A party hereto shall notify the other party if any of the following occur to such party during the Term:

          i.      Proceedings of bankruptcy, insolvency or the like;

          ii.     Dissolution or winding up of the business (other than dissolution or winding up for the purpose of reconstruction or amalgamation); or

          iii.    Any other fact that makes faithful performance of the rights or obligations under this Agreement impossible.

        2.     The other party, after receiving such notice, may terminate this Agreement after providing thirty (30) days' prior written notice of its intent to terminate without any prejudice to the losses and damages caused by the breach of this Agreement; provided, however, that when the question of the existence of such default shall have been submitted to arbitration in accordance with Article 21 of this Agreement, the running of said thirty (30)-day period shall be suspended during the pendency of such arbitration.

        3.     In addition, Licensee may terminate this Agreement upon ninety (90) days' prior written notice to Licensor in the event of any safety or regulatory mandates by FDA or similar governmental authorities with regard to the Product or decision by Licensee or its Affiliates or Sublicensees, after good faith discussion with Licensor, to discontinue development or commercialization of the Product due to safety or efficacy concerns with regard to the Product, any material diminution of the intellectual property protection covering the Product and/or Licensed Compound, or adverse makret conditions such that the development or commercialization of the Product pursuant to this Agreement is no longer commercially viable for Licensee.

        4.     In addition, Licensor may terminate this Agreement upon thirty (30) days' prior written notice to Licensee if Licensee fails to accomplish any of its material obligations in the development under Article 2 (2) i) or ii) without reasonable reasons. The final decision of the termination shall be made at Licensor's sole discretion, despite that Licensor may have an opportunity to demonstrate within the said thirty (30) days that such failure has been mainly caused by reasonable reasons.

Article 17    OBLIGATIONS AFTER TERMINATION

        1.     In the event of the termination of this Agreement by Licensor pursuant to Articles 13, 15 or 16(2) or by Licensee pursuant to Article 16(3), the license granted by Licensor under Articles 2, if then in effect, shall automatically terminate and revert to Licensor and Licensee shall promptly cease to use for its purpose and return to Licensor or otherwise dispose of as Licensor may direct, all Technology furnished to Licensee by Licensor in accordance with this Agreement, together with all reproductions thereof made by or on behalf of Licensee including, but not limited to, any and all English translations of the Technical Information. In the event of such termination of this Agreement, any existing sublicenses of the Technology granted by Licensee prior to such termination shall remain in effect and shall become direct licenses from Licensor on the terms set forth herein. In the event of such termination of this Agreement, in any countries within the Territory [. . .***. . .], Licensor shall have the right to promptly obtain [. . .***. . .], Controlled by Licensee with respect to Product in such countries within the Territory [. . .***. . .] with respect to Product in such countries within the Territory for any purposes whatsoever, unless a regulatory authority or any local law prohibits [. . .***. . .], subject to the following payments by Licensor to Licensee:

          i)     in the event that Licensor or its successor sells Products in the Territory after obtaining Regulatory Approvals; (a) [. . .***. . .] percent ([. . .***. . .]%) of royalty on net sales, [. . .***. . .]; or (b) [. . .***. . .] percent ([. . .***. . .]%) royalty on net sales, [. . .***. . .]

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        [. . .***. . .]; or

          ii)    in the event that any Sublicensee and/or Licensor's another licensee sells Products in the Territory after obtaining Regulatory Approvals; (a) [. . .***. . .] of the [. . .***. . .] but at least [. . .***. . .]% on [. . .***. . .]; or (b) [. . .***. . .] of the [. . .***. . .] but at least [. . .***. . .]% on [. . .***. . .].

        The term [. . .***. . .] Article 17 (1) [. . .***. . .] respectively.

        Licensor may exercise such option right by providing Licensee with the written notice at the time it or Licensee provides notice of termination, and upon such exercise, Licensor and Licensee shall negotiate in good faith about [. . .***. . .] without delay. Upon the parties enter into an agreement how to actually make [. . .***. . .], Licensee shall provide reasonable aid to Licensor such that Licensor or its designee may continue ongoing development activities then being performed by Licensee. In such a case, Licensor shall pay Licensee for such aid at Licensee's then current consulting rate and shall pay all development expenses for the development activities following the date of such termination, for a reasonable period of not more than [. . .***. . .] months thereafter, and thereafter, Licensee shall succeed such activities to Licensor in a diligent way so that Licensor or its designee is able to continue development for its own registration in the Territory.

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        2.     Notwithstanding the stipulations of the preceding paragraph, Licensee may sell or otherwise dispose of the Products stocked by it at the termination of this Agreement during the six (6) months commencing after the day of the termination, subject to the payment of all royalties therefor to Licensor.

        3.     In the event of the termination of this Agreement by Licensee pursuant to Articles 13, 15 or 16(2), the licenses granted by Licensee under Article 10, if then in effect, shall automatically terminate and revert to Licensee and Licensor shall promptly return to Licensee or otherwise dispose of as Licensee may direct, all Licensee Improvements, data, drawings, specifications and all other materials furnished to Licensor by Licensee in accordance with this Agreement, together with all reproductions thereof made by or on behalf of Licensor. In addition, at Licensee's election, all rights under the licenses granted to Licensee by Licensor under Article 2 and other rights of Licensee under this Agreement shall remain in effect in accordance with their terms, subject to compliance by Licensee with all applicable provisions of this Agreement (including, without limitation, the payment obligations set forth in Article 4).

        4.     No termination or expiration of this Agreement for any reason whatsoever shall release either party hereto from its obligations thereafter to pay sums of money payable on account of the events which occurred or which are the result of acts or omissions which occurred prior to termination.

        5.     Expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination. The rights and obligations of the parties under Articles 1, 6(1), 7, 8(5), 8(6), 11, 17, 19, 20, 21, 23, 24, 25, 26, 27 and 28 of this Agreement shall survive the expiration or termination of this Agreement for any reason whatsoever. In addition, the rights and obligations of the parties under Article 14 shall survive the expiration (but not the early termination) of this Agreement as provided therein. Termination of this Agreement shall not preclude either party from claiming any damages, compensation or relief that it may be entitled to upon such termination, except that a party's exercise of its termination right shall not give rise to the payment of damages or any other form of compensation or relief to the other party with respect thereto.

        6.     All rights and licenses granted under or pursuant to this Agreement by Licensor and Licensee are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code and Japanese law, if applicable, licenses of right to "intellectual property" as defined under Section 101 of the U.S. Bankruptcy Code or applicable Japanese law.

Article 18    RIGHT OF FIRST REFUSAL

        During the Term, if Licensor decides to grant a license or make any other disposition of a Subject Right in the Territory to a Third Party, Licensor shall not grant such license or make such disposition of a Subject Right in the Territory unless and until Licensor first provides Licensee with written notice as provided in this Article 18. Such written notice shall set forth the material terms and conditions of the proposed agreement with such Third Party with regard to the Subject Right in the Territory and an offer to Licensee to enter into an agreement with regard to the Subject Right in the Territory on the same material terms and conditions as that offered to such Third Party (or if the terms and conditions are unique as to such Third Party, substantially equivalent terms and/or conditions). Licensee shall have a right of first refusal for a period of [. . .***. . .] from its receipt of such written notice to notify Licensor that it wishes to accept the foregoing offer and, if Licensee does wish to accept such offer, Licensor shall forward to Licensee an agreement embodying such offer and the parties shall proceed in good faith to finalize a definitive agreement with regard to the Subject Right in the Territory. If Licensee does not notify Licensor within such [. . .***. . .] period, then Licensor shall have up to [. . .***. . .] to enter into a definitive agreement with regard to the Subject Right in the Territory with such Third Party on the terms set forth in the Licensor offer delivered to Licensee pursuant to this Article 18. If the Licensor does not consummate the definitive agreement with regard to the Subject Right in the Territory with such Third Party on those terms within the [. . .***. . .] period, then Licensor may not thereafter consummate an agreement as to that or any other license or other disposition of the Subject Right in the Territory unless it

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        again complies with the terms of this Article 18. Notwithstanding the foregoing in this Article, for [. . .***. . .] following the Effective Date, the parties hereto shall discuss in good faith the development and licensing of oral formulation as contained in the Subject Right.

Article 19    INDEMNIFICATION

        1.     Licensor hereby agrees to save, defend and hold Licensee and its Affiliates and Sublicensees their respective directors, officers, employees and agents (each, a "Licensee Indemnitee") harmless from and against any and all demands, liabilities, expenses and/or loss, including reasonable legal expense and attorneys' fees (collectively, "Losses"), to which any Licensee Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party, including the parties of the Kaneko/Aetas Agreements, and Kaneko/JT Agreements, to the extent such Losses arise directly or indirectly out of: (i) the practice by Licensor of any license granted under Article 10, (ii) the manufacture, use, handling, storage, sale or other disposition of any product containing the Licensed Compound by Licensor, its Affiliates or licensees (other than Licensee, its Affiliates and their respective Sublicensees) involving any rights granted by Licensee to Licensor under Article 10 or Article 17 or (iii) the breach by Licensor of any warranty, representation, covenant or agreement made by Licensor in this Agreement; except, in each case, to the extent such Losses result from the gross negligence or willful misconduct of any Licensee Indemnitee or the breach by Licensee of any warranty, representation, covenant or agreement made by Licensee in this Agreement.

        2.     Licensee hereby agrees to save, defend and hold Licensor and its Affiliates and JT and their respective directors, officers, employees and agents (each, a "Licensor Indemnitee") harmless from and against any and all Losses to which any Licensor Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise directly or indirectly out of: (i) the practice by Licensee of any license granted hereunder, (ii) the manufacture, use, handling, storage, sale or other disposition of any, API, Licensed Compound and/or Product in the Field in the Territory by Licensee, its Affiliates or any of their respective

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        Sublicensees, or (iii) the breach by Licensee of any warranty, representation, covenant or agreement made by Licensee in this Agreement; except, in each case, to the extent such Losses result from the gross negligence or willful misconduct of any Licensor Indemnitee or the breach by Licensor of any warranty, representation, covenant or agreement made by Licensor in this Agreement.

        3.     Any entity entitled to indemnification under this Article 19 shall give notice to the indemnifying party of any Losses that may be subject to indemnification, promptly after learning of such Losses, and the indemnifying party shall assume the defense of such Losses with counsel reasonably satisfactory to the indemnified party. If such defense is assumed by the indemnifying party with counsel so selected, the indemnifying party shall not be subject to any liability for any settlement of such Losses made by the indemnified party without its consent (but such consent shall not be unreasonably withheld or delayed), and shall not be obligated to pay the fees and expenses of any separate counsel retained by the indemnified party with respect to such Losses.

        4.     Licensee, at its own expense, shall maintain product liability insurance (or self-insure) in an amount consistent with industry standards during the Term and shall name Licensor as an additional insured with respect to such insurance. Licensee shall provide a certificate of insurance (or evidence of self-insurance) evidencing such coverage to Licensor upon request.

Article 20    APPLICABLE LAWS

        This Agreement shall be governed as to all matters, including validity, construction and performance, by and under the laws of Japan.

Article 21    SETTLEMENT OF CONFLICT

        This Agreement shall be executed by the parties hereto in good faith, and, in case a doubtful point is raised or any dispute occurs concerning the interpretation or execution of this Agreement (excluding any matter regarding the validity of patents), such matter shall be settled through due consultation of the parties.

        In the event that an amicable settlement cannot be reached through consultation, either party may decide to institute arbitration proceedings in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce (the "Rules"), which Rules are deemed to be incorporated by reference into this clause, by providing written notice to that effect to the other party. The arbitration shall be conducted by one or more arbitrators appointed in accordance with the Rules; provided, however, that the place of arbitration shall be Tokyo, Japan.

        The arbitral award shall be final and binding upon the parties hereto and they shall comply in good faith with the decision. The arbitrators shall be authorized to award compensatory damages, but shall NOT be authorized (i) to award non-economic damages, such as for emotional distress, pain and suffering or loss of consortium, (ii) to award punitive damages, or (iii) to reform, modify or materially change this Agreement or any other agreements contemplated hereunder; provided, however, that the damage limitations described in parts (i) and (ii) of this sentence shall not apply if such damages are statutorily imposed. Judgment upon the award may be entered in any court having jurisdiction or application may be made to such court for a judicial acceptance of the award or an order of enforcement as the case may be. Each party shall bear its own costs and expenses incurred in connection with any arbitration proceeding and the parties shall equally share the cost of the arbitration levied by the International Chamber of Commerce.

        Nothing contained in this Agreement shall deny any party the right to seek injunctive or other equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any ongoing arbitration proceeding.

Article 22    NOTICE

        Any notice or communication pertaining to this Agreement shall be made in English, and shall be deemed to have been duly given by a party hereto subject to due arrival if sent to the other party by mail, fax, e-mail or overnight courier or equivalents for these media. Each party hereto shall forthwith, and may from time to time thereafter, specify by written notice to the other party the address, fax number, e-mail address, etc. to which notice shall be sent.

        Notice shall be deemed sufficiently given for all purposes upon the earliest of: (a) the date of actual receipt; (b) if mailed, seven days after the date of postmark; (c) if delivered by overnight courier, the third business day on which the overnight courier regularly makes deliveries; and (d) if sent by fax or e-mail, when transmitted provided that a confirmatory copy of such transmission shall have been sent by overnight courier within twenty-four (24) hours of such transmission.

        If to Licensor, notices must be addressed to:

          Aetas Pharma Co., Ltd.
          1-13-4, Nihonbashi Muromachi, Chuo-ku
          Tokyo 103-0022, Japan
          Attention: Senior Director, New Drug Development Division
          Telephone: 03(6202)1177
          Facsimile: 03(3231)0922

        With a required copy to:

          Aetas Pharma Co., Ltd.
          1-13-4, Nihonbashi Muromachi, Chuo-ku
          Tokyo 103-0022, Japan
          Attention: Managing Director
          Telephone: 03(6202)1177
          Facsimile: 03(3231)0922

        If to Licensee, notices must be addressed to:

          NovaCardia, Inc.
          1265 High Bluff Drive, Suite 200
          San Diego, CA 92130
          USA
          Attention: Associate Director, Business Development
          Telephone: (858) 509-0455
          Facsimile: (858) 509-0456

        With a required copy to:

          Cooley Godward LLP
          4401 Eastgate Mall
          San Diego, CA 92121
          Attention: L. Kay Chandler, Esq.
          Telephone: (858) 550-6000
          Facsimile: (858) 550-6420

Article 23    SEVERABILITY

        The stipulations of this Agreement shall be deemed to be severable, and any invalidity, illegality or unenforceability of a stipulation hereof shall not affect the validity of the remaining stipulations. All remaining portions shall remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part.

        The parties shall use commercially reasonable efforts to replace the invalid stipulation with another stipulation in such a way that the economic result intended by the parties shall be maintained.

Article 24    ASSIGNMENT

        1.     Except as expressly provided hereunder, neither party hereto shall assign, pledge or otherwise dispose of its rights or obligations hereunder without the prior written consent of the other party (which consent shall not be unreasonably withheld); provided, however, that either party may assign or otherwise dispose of this Agreement and its rights and obligations hereunder without the other party's consent:

          i.      in connection with the transfer or sale of all or substantially all of the business or assets of such party associated with Products to a Third Party, whether by merger, sale of stock, sale of assets or otherwise, provided that in the event of such a transaction (whether this Agreement is actually assigned or is assumed by the acquiring party by operation of law (e.g., in the context of a reverse triangular merger)), intellectual property rights of the acquiring party to such transaction (if other than one of the parties to this Agreement) shall not be included in the technology licensed hereunder; or

          ii.     to an Affiliate, provided that the assigning party shall remain liable and responsible to the non-assigning party hereto for the performance and observance of all such duties and obligations by such Affiliate.

        2.     The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties. Any assignment not in accordance with this Agreement shall be void.

Article 25    ENTIRE AGREEMENT

        This Agreement constitutes the entire and only agreement between the parties hereto, and no modification, change or amendment of this Agreement shall be binding upon either party hereto except by mutual express consent in writing of subsequent date signed by an authorized officer or representative of each of the parties. This Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning any and all matters contained herein, except the Confidentiality Agreement. No rights or licenses with respect to any intellectual property of either party are granted or deemed granted hereunder or in connection herewith, other than those rights expressly granted in this Agreement.

Article 26    COUNTERPARTS

        This Agreement may be executed in two or more counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument.

Article 27    LANGUAGE

        This Agreement has been prepared in the English language and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the parties regarding this Agreement shall be in the English language, including any proceeding under Article 21 of this Agreement.

Article 28    RELATIONSHIP BETWEEN THE PARTIES

        The parties' relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture or similar business relationship between the parties. Neither party is a legal representative of the other party, and neither party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other party for any purpose whatsoever.

        IN WITNESS WHEREOF, the parties hereto have caused two copies of this Agreement in English to be signed by their duly authorized officer or representative of the date first above written.

Aetas Pharma Co., Ltd.
By:	/s/ Toru Kaneko
Name:	Toru Kaneko
Title:	President
Date:	29 August 2006
NovaCardia, Inc.
By:	/s/ Randall E. Woods
Name:	Randall E. Woods
Title:	President & CEO
Date:	25 August 2006

EXHIBIT A

Patents

[. . .***. . .]	[. . .***. . .]	[. . .***. . .]	[. . .***. . .]	[. . .***. . .]	[. . .***. . .]

***Confidential Treatment Requested

EXHIBIT B

Kaneko/Aetas Agreements and Kaneko/JT Agreements

1.
Patent License Agreement between Noboru Kaneko ("Kaneko") and the Licensor, dated May 1, 2002, and Confirmation Note between Kaneko and the Licensor, dated August 22, 2006.

2.
License Agreement between Kaneko and Japan Tobacco, Inc. ("JT"), dated April 1, 1995.

3.
Memoranda between Kaneko and JT dated May 25, 2001.

4.
Written confirmation between Kaneko and JT regarding termination of the Licensing Agreement, dated March 31, 2002.

Note: Aetas Co., Ltd. was founded on May 23, 2000. The corporate name of Aetas Co., Ltd. has been changed to Aetas Pharma Co., Ltd. on October 1, 2004. Aetas Pharma Co. Ltd., has succeeded the firm of Aetas Co., Ltd. on October 1, 2004.

EXHIBIT C

Payment Obligations

1.
[. . .***. . .]

2.
[. . .***. . .]

***Confidential Treatment Requested

EXHIBIT D

Development Schedule

        K201 Preliminary Development Outline
        Atrial Fibrillation: Intravenous Formulation
        June 16, 2006

Activity	Duration
Transfer of documentation	1 month [. . .***. . .]

***Confidential Treatment Requested

QuickLinks

  Exhibit 10.15